Exhibit 10.6

Summary of Current Director Compensation

Cash Compensation for Directors
Annual Retainer	$45,000
For Each Board Meeting	$1,500
For Each Telephone Board Meeting	$1,000
For Each Committee Meeting	$1,000
For Each Telephone Committee Meeting	$750
For Serving as Chairman of the Audit Committee	$20,000
For Serving as Chairman of the Compensation Committee	$20,000
For Serving as Chairman of the Nominating and Corporate Governance Committee	$10,000
Per Day for Special Assignments	$1,000
For Serving as an Audit Committee Member	$5,000

Equity Compensation for Directors
Annual Stock Option Grant upon Re-election to the Board	12,500
Initial Stock Option Grant upon Appointment or Election to the Board	30,000

These options vest ratably every six months over a two-year period.  In addition to the compensation listed in the table, non-employee directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings.